Exhibit 2.2

List of Schedules to the Agreement and Plan of Merger

The following is a list of the subject matter of the schedules to the Agreement and Plan of Merger, which schedules were omitted from Exhibit 2.1 pursuant to Item 6.01(b)(2) of Regulation S-K.

List of Subject Matters on Disclosure Schedules of Summit Bancorp, Inc. and its Subsidiaries

Schedule 3.03 – Capital Stock

Schedule 3.04 – Subsidiaries

Schedule 3.09 – Financial Statements

Schedule 3.10 – Absence of Certain Changes or Events

Schedule 3.11 – Legal Proceedings

Schedule 3.12 – Compliance with Laws

Schedule 3.13 – Material Contracts

Schedule 3.14 – Agreements with Regulatory Agencies

Schedule 3.16 – Employee Benefit Plans

Schedule 3.18 – Environmental Matters

Schedule 3.19 – Tax Matters

Schedule 3.20 – Investment Securities

Schedule 3.21 – Derivative Transactions

Schedule 3.23 – Loans; Nonperforming and Classified Assets

Schedule 3.26 – Investment Management and Related Activities

Schedule 3.30 – Transactions with Affiliates

Schedule 3.31 – Tangible Properties and Assets

Schedule 3.32 – Intellectual Property

Schedule 3.33 – Insurance

Schedule 3.36 – Transaction Costs

Schedule 5.01 – Covenants of Company

Schedule 8.01 – Allowances